ISTA CONTRACTS WITH ARADYME FOR ENERGY/UTILITY
                        SYSTEMS DATA MIGRATION SOLUTION

OREM, Utah - May 24, 2005 - Aradyme Corporation (OTCBB: ADYE), a next-generation database company, today announced that it has secured a contract for data migration services with ista, the market leader for the submetering and billing of water and energy consumption for more than 10 million homes worldwide and 750,000 in the U.S.

Aradyme is slated to complete the bulk of the work by September 1, 2005.

"We are delighted to be working with Aradyme, as we believe Aradyme's solution will assist us in providing better service to our customers and maximizing the return on our technology investments," said Hilmar Fink, president of ista North America. "We hope to continue using Aradyme's services and solutions to support our future business expansion efforts."

"We are pleased that ista has selected Aradyme as a prime data migration service provider and we look forward to working with them on this and other opportunities," said James R. Spencer, chief executive officer of Aradyme. "This contract win demonstrates the versatility of Aradyme's data migration solution as well as how our services can be adapted and applied to a wide variety of markets."

About ista
----------
ista is the market leader for the submetering and billing of water and energy consumption for more than 10 million homes worldwide and 750,000 in the U.S. ista has operations in 28 countries, including the U.S., Germany, China and Scandinavia. The services offered to property managers, homeowners and energy utilities include the supply and installation of meters, metering and consumption-based billing, and the collection of ancillary payments. With over 100 years of experience and approximately 3,300 employees, ista achieved revenues of nearly $550 million in 2003. For more information visit www.ista-na.com.

About Aradyme Corporation
-------------------------
Aradyme Corporation is a next-generation database company that provides the most advanced and innovative data migration solutions and application development available in the marketplace today. These services and solutions are made possible by a suite of exclusive database management tools and a database platform. The company's technology, which is 100 percent dynamic-schema driven, is the result of several breakthroughs the company has made in its underlying database management system (DBMS) technology that enable it to assist customers in overcoming many of the constraints and limitations that have plagued the database industry for years. Using Aradyme, customers are able to gain more control over the data in their DBMS and legacy systems; have greater flexibility and utility of both data and database applications; efficiently and accurately solve database-related business problems and realize more cost-effective solutions; accelerate the deployment of new database management solutions; and better manage and grow their businesses. For more information about Aradyme, call 801-705-5000 or visit the company's web site at www.aradyme.com.

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This release contains forward-looking statements. Forward-looking statements are not guarantees of future revenues, sales, agreements, events, growth or results. Forward looking statements are subject to risks and uncertainties outside Aradyme's control. Actual events or results may differ materially from the forward-looking statements.

Media Contacts:

Kimberly Carroll
Aradyme Corporation
Phone: (801)705-5039
kimberly.carroll@aradyme.com

Michael Stowers
ista North America
Phone: (904)807-2212
mstowers@ista-na.com